Exhibit 3.12
Limited Liability Company Agreement
Of
JS Acquisition LLC
     This Limited Liability Company Agreement (this “Agreement”) of JS Acquisition LLC is entered into by Basic Energy Services, L.P. (the “Member”) as of January 5, 2007. In consideration of the covenants, conditions and agreements contained herein, the Member, who upon the date hereof is the sole Member, hereby determines as follows:
ARTICLE I
ORGANIZATION OF THE COMPANY
     1. Formation.
     JS Acquisition LLC (the “Company”) is a limited liability company organized under the provisions of the Delaware Limited Liability Company Act, as amended from time to time (the “Act”). The Certificate of Formation (the “Certificate”) was filed on January 4, 2007 with the Secretary of State of the State of Delaware.
     2. Name.
     The name of the Company is, and the business of the Company shall be conducted under the name of “JS Acquisition LLC”.
     3. Term.
     The Company commenced its existence on the effective date of the filing of the Certificate and shall continue in existence until it is dissolved and terminated by the affirmative action of the Members (hereinafter, “Members” refers to the initial Member, and any additional members, if any, admitted to the Company in accordance with the provisions of this Agreement).
     4. Office.
     The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate, or such other place as the Members may designate in the manner provided by law. The registered agent for service of process at such address shall be the initial registered agent named in the Certificate, or such other person as the Members may designate in the manner provided by law.
     5. Purposes and Permitted Activities.
     The purposes of the Company are to engage in any business or activity that is not forbidden by the law of the jurisdiction in which the Company engages in that business or activity.

     6. Members.
     The name and mailing address of the initial Member are:
Basic Energy Services, L.P.
400 West Illinois, Suite 800
Midland, Texas 79701
     7. Membership Interests.
          (a) The membership interests of the Company shall be represented by, and issued in, unit increments (each, a “Unit” and collectively, the “Units”). The Company is hereby authorized to issue only the total number of Units issuable to a Member. No additional Units may be issued without the approval of a majority of the Members of the Company.
          (b) Ownership of Units may be evidenced by certificates if the Members shall approve. Any certificate issued to a member need not bear a seal of the Company but shall be signed by a Member or an officer of the Company, certifying the number of Units represented by such certificate. The books reflecting the issuance of any certificates shall be kept by a Member or an officer of the Company. The certificates shall be consecutively numbered and shall be entered in the books of the Company as they are issued and shall exhibit the holder’s name and number of Units. A Member or an officer of the Company may determine the conditions upon which a new certificate may be issued in place of a certificate which is alleged to have been lost, stolen or destroyed and may, in his discretion, require the owner of such certificate or its legal representative to give bond, with sufficient surety, to indemnify the Company and any transfer agent and registrar against any and all loss or claims which may arise by reason of the issuance of a new certificate in the place of the one lost, stolen, or destroyed. Each certificate shall bear a legend on the reverse side thereof substantially in the following form:
THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED OR SOLD, UNLESS IT HAS BEEN REGISTERED UNDER THE SECURITIES ACT OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE (AND, IN SUCH CASE, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY SHALL HAVE BEEN DELIVERED TO THE COMPANY TO THE EFFECT THAT SUCH OFFER OR SALE IS NOT REQUIRED TO BE REGISTERED UNDER THE SECURITIES ACT). THIS SECURITY IS SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE LIMITED LIABILITY COMPANY AGREEMENT OF THE COMPANY, A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.
     8. Management.
     8.1 Management by Members. The Company will be managed by the Members. The conduct of the Company’s business and the management of its affairs will be exercised and conducted solely by the Members in accordance with this Agreement. The Members have the exclusive right to act for the Company. The Members may act for and on behalf of the Company and execute all agreements on behalf of the Company and otherwise bind the Company as to third parties.
     8.2 Meetings of the Members.
     (a) Place of Meetings. All meetings of the Members shall be held at the principal office of the Company, or at such other place within or without the State of Delaware as shall be specified or fixed in the notices (or waivers of notice) thereof.
     (b) Quorum; Required Vote for Member Action; Adjournment of Meetings.
(i) Except as expressly provided otherwise by this Agreement, a majority, present in person or represented by proxy, shall constitute a quorum at any such meeting for the transaction of business, and the affirmative vote of the holders of a majority of the Units so present or represented at such meeting at which a quorum is present and entitled to vote thereat shall constitute the act of the Members. The Members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of sufficient Members to destroy the quorum.
(ii) Notwithstanding any other provision in this Agreement to the contrary, the chairman of the meeting of Members or holders of a majority of the Units, present in person or represented by proxy and entitled to vote thereat, whether or not a quorum is present, shall have the power to adjourn such meeting from time to time, without any notice other than announcement at the meeting of the time and place of the holding of the adjourned meeting. If the adjournment is for more than thirty days, or if subsequent to the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at such meeting. At such adjourned meeting at which a quorum shall be present or represented by proxy, any business may be transacted which might have been transacted at the meeting as originally called.
     (c) Annual Meetings. An annual meeting of the Members for the transaction of such business as may properly be considered at the meeting, shall be held at such place, within or without the State of Delaware, on such date, and at such time as the Members shall determine, which date shall be within thirteen (13) months subsequent to the later of the date of formation of the Company or the most recent annual meeting of Members. If the Members have not fixed a place for the holding of the annual meeting of Members in accordance with this Section 8.2, such annual meeting shall be held at the principal place of business of the Company.
     (d) Special Meetings.
(i) Special meetings of the Members for any proper purpose or purposes may be called at any time by the holder(s) of at least 10% of the Units entitled to vote at the proposed special meeting.

(ii) If not otherwise stated in or fixed in accordance with the remaining provisions hereof, the record date for determining Members entitled to call a special meeting shall be the date any Member first signs the notice of that meeting. Only business within the proper purpose or purposes described in the notice (or waiver thereof) required by this Agreement may be conducted at a special meeting of the Members.
     8.3 Provisions Applicable to All Meetings. In connection with any meeting of the Members, the following provisions shall apply:
     (a) Place of Meeting. Any such meeting shall be held at the principal place of business of the Company, unless the notice of such meeting specifies a different place, which need not be in the State of Delaware.
     (b) Waiver of Notice Through Attendance. Attendance of a person at such meeting (including pursuant to Section 8.3(e)) shall constitute a waiver of notice of such meeting, except where such person attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.
     (c) Proxies. A person may vote at such meeting by a written proxy executed by that person and delivered to another Member. A proxy shall be revocable unless it is stated to be irrevocable.
     (d) Action by Written Consent. Any action required or permitted to be taken at such a meeting may be taken without a meeting and without a vote, if a consent or consents in writing, setting forth the action so taken, are signed by the Members having not fewer than the minimum number of votes that would be necessary to take the action at a meeting at which all the Members entitled to vote on the action were present and voted.
     (e) Meetings by Telephone. The Members may participate in and hold meetings by means of conference telephone, video conference or similar communications equipment by means of which all persons participating in the meeting can hear each other.
     8.4 Officers.
     (a) Generally. The Members may appoint certain agents of the Company, as set forth below in this Section 8.4, to be referred to as “Officers” of the Company. Unless otherwise provided by resolution of the Members, the Officers shall have the titles, power, authority and duties described below in this Section 8.4.
     (b) Number, Titles and Term of Office. The Members may elect and appoint a Chief Executive Officer, a President, one or more Vice Presidents (any one or more of whom may be designated Executive Vice President or Senior Vice President), a Treasurer, a Secretary and such other officers as the Members may from time to time determine. Each officer shall hold office until his successor shall be duly elected and shall qualify or until his death or until he shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same person. No officer need be a Member.

     (c) Salaries. The salaries or other compensation, if any, of the Officers shall be fixed from time to time by the Members.
     (d) Removal. Any Officer elected or appointed by the Members may, subject to any contractual obligations of the Company with respect to such officer, be removed, either with or without cause, by the vote of a majority of the Members at any regular meeting, or at a special meeting called for such purpose, provided the notice for such meeting shall specify that such proposed removal will be considered at the meeting; provided, however, that such removal shall be without prejudice to the contractual rights, if any, of the person so removed. Election or appointment of an Officer shall not of itself create contractual rights.
     (e) Vacancies. Any vacancy occurring in any office of the Company may be filled by the Members.
     (f) Powers and Duties of the President. Subject to the control of the Members and the other terms of this Agreement, the President shall have general executive charge, management and control of the properties, business and operations of the Company with all such powers as may be reasonably incident to such responsibilities; subject to Section 8.1, he may agree upon and execute all leases, contracts, evidences of indebtedness and other obligations in the name of the Company and may sign all certificates for Units of the Company; and he shall have such other powers and duties as may be assigned to him from time to time by the Members.
     (g) Vice Presidents. Each Vice President shall perform such duties and have such powers as the Members may from time to time prescribe. In addition, in the absence of the President, or in the event of his inability or refusal to act, a Vice President designated by the Members or, in the absence of such designation, the Vice President who is present and who is senior in terms of time as a Vice President of the Company, shall perform the duties of the President and when so acting shall have all the powers of and be subject to all the restrictions upon the President.
     (h) Treasurer. The Treasurer (if any) shall have responsibility for the custody and control of all the funds and securities of the Company, and he shall have such other powers and duties as may be prescribed from time to time by the Members. He shall perform all acts incident to the position of Treasurer, subject to the control of the chief executive officer and the Members; the Treasurer shall, if required by the Members, give such bond for the faithful discharge of his duties in such form as the Members may require.
     (i) Assistant Treasurers. Each Assistant Treasurer (if any) shall have the usual powers and duties pertaining to his office, together with such other powers and duties as may be prescribed from time to time by the Treasurer, the chief executive officer or the Members. The Assistant Treasurers shall exercise the powers of the Treasurer during the Treasurer’s absence or inability or refusal to act.
     (j) Secretary. The Secretary (if any) shall keep the minutes of all meetings of the Members in books provided for such purpose; he shall attend to the giving and serving of all notices; he may in the name of the Company affix the seal (if any) of the Company to all contracts of the Company and attest thereto; he may sign with the other appointed Officers all certificates for Units; he shall have charge of the certificate books, Unit transfer books and Unit ledgers, and such other books and papers as the Members may direct, all of which shall at all reasonable times be open to inspection by any Member upon application at the office of the Company during business hours; he shall have such other powers and duties as may be prescribed from time to time by the Members; and he shall in general perform all acts incident to the office of Secretary, subject to the control of the chief executive officer and the Members.
     (k) Assistant Secretaries. Each Assistant Secretary (if any) shall have the usual powers and duties pertaining to his office, together with such other powers and duties as may be prescribed from time to time by the chief executive officer, the Members or the Secretary. The Assistant Secretaries may sign with the other appointed Officers all certificates for Units and shall exercise the powers of the Secretary during the Secretary’s absence or inability or refusal to act.
     (l) Action with Respect to Securities of Other Companies. Unless otherwise determined by the Members, the President shall have the power to vote and to otherwise act on behalf of the Company, in person or by proxy, at any meeting of security holders of any other company, or with respect to any action of security holders thereof, in which the Company may hold securities and otherwise to exercise any and all rights and powers which the Company may possess by reason of its ownership of securities in such other company.
     9. Capital Contribution.
     The Members have contributed to the Company the assets described on Exhibit A attached hereto.
     10. Additional Contributions; Capital Accounts; No Negative Capital Account Makeup.
     The Members are not required to make any additional capital contributions to the Company. A capital account (“Capital Account”) shall be established and maintained for each Member in accordance with Treasury Regulation Section 1.704-1(b) et. seq., as such regulations may be amended and in effect from time to time and any corresponding provisions of succeeding regulations. No Member shall have any obligation to restore any negative balance in any Capital Account maintained for such Member in accordance with applicable law and regulations promulgated under or in connection with the Internal Revenue Code of 1986, as amended (“Code”), upon liquidation or dissolution of the Company.
     11. Allocation of Profits and Losses.
     (a) Except as set forth in Section 11(b), for purposes of maintaining Capital Accounts and in determining the rights of the Members among themselves, the Company’s items of income, gain, loss and deduction shall be allocated and charged to the Members in accordance with their respective contributions to capital.

     (b) The following special allocations shall be made prior to making any allocations provided for in Section 11(a) above:
(i) Qualified Income Offset. Except as provided in Section 11(b)(ii) hereof, in the event any member receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-(b)(2)(ii)(d)(6), items of Company income and gain shall be specifically allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by Treasury Regulations Sections 1.704-1(b), 1.704-2 and 1.704-3, as such regulations may be amended and in effect from time to time (the “Allocation Regulations”), the deficit balance, if any, in such Member’s Adjusted Capital Account (the Member’s Capital Account as adjusted pursuant to Section 1.704-1(b)(2)(ii)(d) of the Allocations Regulations) created by such adjustments, allocations or distributions as quickly as possible.
(ii) Nonrecourse Debt Allocations. Notwithstanding any other provision of this Section 11, each Member shall be allocated items of Company income and gain in each fiscal year as necessary, in the Members’ discretion, to comply with the Allocation Regulations relating to nonrecourse debt.
(iii) Gross Income Allocations. In the event any Member has a deficit balance in such Member’s Adjusted Capital Account at the end of any Company taxable period, such Member shall be specially allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 11(b)(iii) shall be made only if and to the extent that such Member would have a deficit balance in such Member’s Adjusted Capital Account after all other allocations provided in this Section 11 have been tentatively made as if this Section 11(b)(iii) were not in the Agreement.
(iv) Code Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to the Allocation Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to the Allocation Regulations.
(v) Curative Allocation. The special allocations set forth in Section 11(b)(i), (ii), and (iii) (the “Regulatory Allocations”) are intended to comply with the Allocation Regulations. Notwithstanding any other provisions of this Section 11, the Regulatory Allocations shall be taken into account in allocating items of income, gain, loss and deduction among the Members such that, to the extent possible, the net amount of allocations of such items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each Member if the Regulatory Allocations had not occurred.

     (c) For federal income tax purposes, except as otherwise required by the Code, the Allocation Regulations or the following sentence, each item of Company income, gain, loss, deduction and credit shall be allocated among the Members in the same manner as corresponding items are allocated pursuant to Sections 11(a) and (b). Notwithstanding any provisions contained herein to the contrary, solely for federal income tax purposes, items of income, depreciation, gain or loss with respect to property contributed or deemed contributed to the Company by a Member shall be allocated so as to take into account the variation between the Company’s tax basis in such contributed property and its fair market value at the time of contribution or adjustment under the Allocation Regulations.
     12. Distributions; Tax Matters Partner.
     Distributions shall be made to the Members of the Company in proportion to the capital contributed by them at the times and in the aggregate amounts determined by the Members. Basic Energy Services, L.P. is hereby designated as the tax matters partner (as defined in the Code) on behalf of the Company.
     13. UCC Election.
     The Company hereby irrevocably elects that all membership interests (or limited liability company interests or Units) of the Company shall be securities governed by Article 8 of the Uniform Commercial Code. Any certificate for Units shall bear the following legend: “This certificate evidences an interest in JS Acquisition LLC and shall be a security for purposes of Article 8 of the Uniform Commercial Code.”
     14. Indemnification.
     (a) The Members and officers of the Company (collectively with any officers or directors of any entities merged with or into the Company after the date hereof (the “Special Indemnitee”) the “Indemnitees”) shall not be liable to the Company for any act or omission based upon errors of judgment or other fault in connection with the business or affairs of the Company REGARDLESS OF THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, BREACH OF CONTRACT, STRICT LIABILITY OR OTHER FAULT OR RESPONSIBILITY OF THE INDEMNITEES OR OTHER PERSON, EXCEPT TO THE EXTENT SUCH Indemnitee’s conduct shall have constituted gross negligence or willful misconduct.
     (b) To the fullest extent permitted by the Act (or, with respect to a Special Indemnitee of any Delaware corporation merged with or into the Company after the date hereof, the General Corporation Law of the State of Delaware), as it may be amended and supplemented from time to time (but only to the extent any such amendment or supplement permits the Company to provide broader indemnification rights than those permitted prior to such amendment or supplement), the Indemnitee shall be indemnified, defended and held harmless by the Company from and against any and all losses, claims, damages, settlements and other amounts (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) (collectively, “Losses”) arising from any and all claims (including attorneys’ fees and expenses, as such fees and expenses are incurred), demands, actions, suits or proceedings (civil, criminal, administrative or investigative), in which the Indemnitees may be involved, as a party or otherwise, by reason of the management of the affairs of the Company, whether or not the Indemnitee continued to be an Indemnitee or involved in management of the affairs of the Company at the time any such liability or expense is paid or incurred, REGARDLESS OF THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, BREACH OF CONTRACT OR OTHER FAULT OR RESPONSIBILITY OF THE INDEMNITEES OR OTHER PERSON; provided that the Indemnitee (other than a Special Indemnitee) shall not be entitled to the foregoing indemnification if a court of competent jurisdiction shall have determined that such Losses resulted primarily from the gross negligence or willful misconduct of the Indemnitee; and provided further, a Special Indemnitee shall not be entitled to the foregoing indemnification to the extent not permitted by the General Corporation Law of the State of Delaware. The termination of a proceeding by judgment, order, settlement or conviction under a plea of nolo contendere, or its equivalent, shall not, of itself, create any presumption that such Losses resulted primarily from the gross negligence or willful misconduct of the Indemnitee or that the conduct giving rise to such liability was not in the best interest of the Company. The Company shall also indemnify, defend and hold harmless an Indemnitee if the Indemnitee is or was a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the Company to procure a judgment in its favor by reason of the fact that the Indemnitee is or was an agent of the Company, or any affiliate of the Company at the request of the Company, against any Losses incurred by the Member in connection with the defense or settlement of such action, REGARDLESS OF THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, BREACH OF CONTRACT OR OTHER FAULT OR RESPONSIBILITY OF THE INDEMNITEE OR OTHER PERSON; provided that the Indemnitee shall not be entitled to the foregoing indemnification if a court of competent jurisdiction shall have determined that any such Losses resulted from the gross negligence or willful misconduct of the Indemnitee. The Company shall advance the Indemnitee any expenses (including, without limitation, attorneys’ fees and expenses) incurred as a result of any demand, action, suit or proceeding referred to in this paragraph (b) upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized in this Section 14.
     (c) The indemnification provided pursuant to this Section 14 shall not be deemed to be exclusive of any other rights to which the Members may be entitled under any agreement, as a matter of law, in equity or otherwise, and shall inure to the benefit of the successors, assigns and administrators of the Members.
     (d) The Company may, to the full extent then permitted by law and authorized by the Member, purchase and maintain insurance or furnish similar protection on behalf of or for any Indemnitee described in this Section 14 against any liability asserted against and incurred by any such Person in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify such Person against such liability. Insurance may be purchased from or maintained with a Person in which the Company has a financial interest.

     (e) The Company, upon approval of the Member, may enter into agreements with any person whom the Company may indemnify under applicable law and undertake thereby to indemnity such person and to pay the expenses incurred by them in defending any action, suit or proceeding against them, whether or not the Company would have the power under this Agreement to indemnify any such person.
     (f) Any indemnification pursuant to this Section 14 shall be payable only from the assets of the Company.
     15. Transfer of Membership Interests; Withdrawal; Admission of New Members.
     15.1 Transfer of Membership Interest. The provisions of this Section 15.1 shall apply in the event the Company has more than one Member. In such event, no Member may assign any or all of the membership interest of such Member to another person without the written consent of all of the Members. If the assignee is not already a Member, he will become a Member in the Company entitled to all the rights and benefits under this Agreement only if all of the Members consent to the assignment in writing or approve of the assignment by a vote taken at a meeting of the Members, which consent or approval may be withheld in the absolute discretion of any of the Members. An assignee who is not a Member shall only be entitled to distributions to which the assignor would be entitled.
     15.2 Withdrawal. A Member may not withdraw from the Company without the written consent of the other Members.
     15.3 Admission of New Members. A person may become a new Member of the Company upon (i) receiving the consent of all of the existing Members to such admission and to the amount of the capital contribution to be made by such new Member, (ii) making the capital contribution to the Company and (iii) executing an addendum to this Agreement that by its terms (a) binds such new Member to the terms and conditions set forth herein, (b) recites the capital contribution to be made by such new Member and (c) sets forth the membership interest to be received by such new Member in exchange for the capital contribution. At the time of admission of a new Member, the Members shall amend Exhibit A to reflect the percentage interests of all of the Members. Such revised Exhibit A shall be effective as of the date of admission of the new Member.
     16. Dissolution.
     16.1 Events Requiring Dissolution.
          The Company shall be dissolved upon the occurrence of any of the following events:
          (a) any event which would make unlawful under the laws of Delaware or the United States of America the continuing existence of the Company;

          (b) a vote of a majority in interest of the Members; or
          (c) the entry of a decree of judicial dissolution pursuant to Section 18-802 of the Act.
     16.2 Distribution Upon Dissolution.
     Upon dissolution of the Company, the affairs of the Company shall be wound up in accordance with this Section 16.2. The fair market value of the assets of the Company (other than cash) shall be determined by the Members. If the Members are unable to determine the fair market value of the assets, then the fair market value of the assets of the Company (other than cash) shall be determined by an independent appraiser selected by the Members. Any gains or losses (including unrealized gains and losses from property to be distributed in kind) from disposition shall be allocated among the members as provided in Section 11. Thereafter, the assets of the Company shall be distributed in the following manner and order: (i) first, to the claims of all creditors of the Company, including Members of the Company who are creditors, to the extent permitted by law, in satisfaction of liabilities of the Company and (ii) second, to the Members of the Company in accordance with the positive balances in the respective Capital Accounts maintained for each Member by the Company.
     17. Limitation of Liability.
     No Member shall be personally liable for any debts, liabilities or obligations of the Company, except for (i) such Member’s liability to make the capital contributions required in this Agreement, and (ii) the amount of any distributions made to such Member that must be returned to the Company pursuant to the terms hereof or the Act.
     18. Governing Law.
          This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.
     19. Subject to All Laws.
     The provisions of this Agreement shall be subject to all valid and applicable laws, including, without limitation, the Act, as now or hereafter amended, and in the event that any of the provisions of this Agreement are found to be inconsistent with or contrary to any such valid laws, the latter shall be deemed to control and this Agreement shall be deemed modified accordingly, and, as so modified, to continue in full force and effect.
[Signature page follows]
* * *

     IN WITNESS WHEREOF, the Member has executed this Agreement effective as of the date first above written.

MEMBER: Basic Energy Services, L.P. By: Basic Energy Services GP, LLC, its general partner By: Basic Energy Services, Inc., its sole member
By:	/s/ Kenneth V. Huseman
	Name:	Kenneth V. Huseman
	Title:	President

EXHIBIT A
Capital Contribution; Interest

Member	Capital Contribution	Units/ Interest

Basic Energy Services, L.P.	$1,000	100/ 100%